UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)


                                   ADA-ES, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    005208103
                                 (CUSIP Number)

                                 October 28, 2008
             (Date of Event Which Requires Filing of this Statement)

|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

                                  SCHEDULE 13G

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CUSIP No. 005208103                                           Page 2 of 10 Pages
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1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Stiassni Capital Partners, LP                              EIN: 55-0900784
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) |_| (b) |X|
--------------------------------------------------------------------------------
3. SEC USE ONLY


--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          348,210
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            348,210
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     348,210
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |-|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

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CUSIP No. 005208103                                           Page 3 of 10 Pages
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1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Stiassni Capital, LLC                                   EIN:  55-0900777
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) |_| (b) |X|
--------------------------------------------------------------------------------
3. SEC USE ONLY


--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

                    348,210, all of which are held by Stiassni Capital
                    Partners, LP (the "Fund"). Stiassni Capital, LLC ("LLC")
  OWNED BY          is the general partner of the Fund.
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            348,210, all of which are held by the Fund.
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     348,210
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |-|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

     IA
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

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CUSIP No. 005208103                                           Page 4 of 10 Pages
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--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Nicholas C. Stiassni
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) |_| (b) |X|
--------------------------------------------------------------------------------
3. SEC USE ONLY


--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

                    348,210, all of which are held by the Fund. Nicholas
                    C. Stiassni is Managing Member of LLC, which is the
  OWNED BY          general partner of the Fund.
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

                    348,210, all of which are held by the Fund. Nicholas
                    C. Stiassni is Managing Member of LLC, which is the
    WITH            general partner of the Fund.
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     348,210
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |-|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

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CUSIP No. 005208103                                           Page 5 of 10 Pages
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Item 1.  Issuer.

      (a)   The name of the issuer is ADA-ES, Inc. (the "Issuer").

      (b) The address of the Issuer's principal executive office is 8100 SouthPark Way, B, Littleton, Colorado, U.S.A.

Item 2.     Reporting Person and Security.

      (a) Stiassni Capital Partners, LP (the "Fund") is a private investment limited partnership organized under California law. The general partner of the Fund is Stiassni Capital, LLC ("LLC"), a California limited liability company. Nicholas C. Stiassni is the Managing Member of LLC. The Fund, LLC and Nicholas
C. Stiassni are referred to herein as the "Reporting Persons."

      (b) The business address of the Fund, LLC and Nicholas C. Stiassni is 3400 Palos Verdes Drive West, Rancho Palos Verdes, California 90275.

      (c) The Fund is a California limited partnership. LLC, its general partner, is a California limited liability company.

      (d) The title of the class of securities to which this statement relates is the common stock of the Issuer, no par value (the "Common Stock").

      (e)   The CUSIP number is 005208103.

Item  3.    If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

      (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

      (b)   [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)   [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)
(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

                                  SCHEDULE 13G

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CUSIP No. 005208103                                           Page 6 of 10 Pages
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      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j)   [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

         Not Applicable.

Item 4.  Ownership.

      On October 28, 2008, the Fund acquired 45,100 shares of Common Stock of the Issuer. The Fund also holds an additional 303,110 shares of Common Stock that it acquired in the open market.

      LLC owned no securities of the Issuer directly.

      Nicholas C. Stiassni owned no securities of the Issuer directly.

      The right to vote and the right to dispose of the shares beneficially owned by the Fund are shared among the Fund and both LLC and Nicholas C. Stiassni.

      On October 28, 2008, the Issuer represented to the Fund that, as of September 30, 2008, the Issuer had 6,726,285 shares of Common Stock outstanding. Accordingly, assuming that the Issuer had 6,726,285 shares of Common Stock outstanding on October 28, 2008, the individual Reporting Persons had beneficial ownership of the following numbers of shares of Common Stock on October 28, 2008, which represented the following percentages of the Common Stock outstanding:

                                          Shares Owned            Percentage
                                          ------------            ----------

              The Fund                         348,210               5.2%

              LLC                              348,210               5.2%

              Nicholas C. Stiassni             348,210               5.2%


Item  5.      Ownership of Five Percent or Less of a Class.

      If this Schedule is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [__]

                                  SCHEDULE 13G

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CUSIP No. 005208103                                           Page 7 of 10 Pages
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         Not Applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

         Not Applicable.

Item 8.       Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.       Notice of Dissolution of Group.

         Not Applicable.

Item 10.      Certifications.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

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CUSIP No. 005208103                                           Page 8 of 10 Pages
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      STIASSNI CAPITAL PARTNERS, LP

                                      By: STIASSNI CAPITAL, LLC,
                                      its general partner

                                      By: /s/ Nicholas C. Stiassni
                                          ---------------------------
Dated:  October 31, 2008                  Nicholas C. Stiassni, Managing Member

                                      STIASSNI CAPITAL, LLC

                                      By:/s/ Nicholas C. Stiassni
Dated:  October 31, 2008                 ---------------------------
                                         Nicholas C. Stiassni, Managing Member

                                         /s/ Nicholas C. Stiassni
Dated:  October 31, 2008                 ---------------------------
                                             Nicholas C. Stiassni

                                  SCHEDULE 13G

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CUSIP No. 005208103                                           Page 9 of 10 Pages
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                                  EXHIBIT INDEX

Exhibit A                  Agreement of Joint Filing

                                   SCHEDULE 13G

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CUSIP No. 005208103                                         Page 10 of 10  Pages
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                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

      The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 a report on Schedule 13G, containing the information required by Schedule 13G, for shares of the common stock of ADA-ES, Inc. beneficially owned by Stiassni Capital Partners, LP, Stiassni Capital, LLC and Nicholas C. Stiassni and such other holdings as may be reported therein.

         Dated:  October 31, 2008

STIASSNI CAPITAL PARTNERS, LP

By: STIASSNI CAPITAL, LLC, its general partner

By: /s/ Nicholas C. Stiassni
    --------------------------------------------------
          Nicholas C. Stiassni, Managing Member


STIASSNI CAPITAL, LLC

By: /s/ Nicholas C. Stiassni
    -------------------------------------------------
          Nicholas C. Stiassni, Managing Member


    /s/ Nicholas C. Stiassni
-------------------------------------------------
        Nicholas C. Stiassni